Exhibit 107

CALCULATION OF REGISTRATION FEE

Form S-8

(Form Type)

uniQure N.V.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(3)
Equity	Ordinary Shares, par value €0.05 per share	Rules 457(c) and 457(h)	1,500,000(2)	$8.34	$12,510,000.00	$147.60 per $1,000,000	$1,846.48
Total Offering Amounts					$12,510,000.00		$1,846.48
Total Fee Offsets							—
Net Fee Due							$1,846.48

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate amount of additional ordinary shares, par value €0.05 per share, of the Registrant (“Ordinary Shares”) that may be offered and issued as a result of any share split, share dividend or similar transactions.

(2)	Represents an additional 1,500,000 Ordinary Shares available for issuance under the Registrant’s Amended and Restated 2014 Share Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act, and based upon the average of the high and low prices of the Ordinary Shares as reported on the Nasdaq Global Select Market on July 26, 2024.